Exhibit 10.75

SSA Global Technologies, Inc.

500 W. Madison, Suite 1600

Chicago, IL 60661

September 22, 2005

JPMorgan Chase Bank, N.A.,

as Administrative Agent and Collateral Agent

Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, Texas 77002-6025

Attention: Gloria Javier

Copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue, New York,

New York 10017

Attention: David Mallett

SSA Global Technologies, Inc. Post-Closing Letter

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of September 22, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SSA Global Technologies, Inc., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and (ii) the Guarantee and Collateral Agreement, dated as of September 22, 2005 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among SSA Global Technologies, Inc. (the “Borrower”), each other Subsidiary of the Borrower identified therein and JPMorgan Chase Bank, N.A., as collateral agent. All other capitalized terms used in this Post-Closing Letter and not otherwise defined herein have the meanings assigned to them in the Credit Agreement and the Collateral Agreement, as the case may be.

We hereby agree, with respect to each matter set forth in Schedule A attached hereto, to ensure that each such matter shall have been accomplished within the number of days after the Effective Date set forth in Schedule A for such matter, subject to extension by, and in the sole discretion of, the Agent. We hereby further agree that this Post-Closing Letter shall be deemed to constitute a “Loan Document” for all purposes of each Credit Agreement and the other Loan Documents.

This Post-Closing Letter shall be construed in accordance with and governed by the laws of the State of New York. This Post-Closing Letter may be executed in two or more counterparts each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Post-Closing Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Post-Closing Letter may not be amended or modified except in writing signed by all the parties hereto.

SSA GLOBAL TECHNOLOGIES, INC.,

By	/s/ Kirk J. Isaacson
Name:	Kirk J. Isaacson
Title:	Executive Vice President & General Counsel

Accepted as of the date
first written above by:

JPMORGAN CHASE BANK,

N.A., as Administrative Agent and Collateral Agent,

By	/s/ David M. Mallett
	Name:	David M. Mallett
	Title:	Vice President

Schedule A

Required Matters

	Required Matter	Number of days after Effective Date
1.	Filings necessary to update record ownership of all material Intellectual Property of any Grantor that is registered in the United States in the name of a Person other than such Grantor to reflect ownership thereof in the name of such Grantor shall be made and the Collateral and Guarantee Requirement shall be satisfied with respect to all such Intellectual Property.	90

2.	Satisfaction of Collateral and Guarantee Requirement with respect to all Intellectual Property referred to in Item 1, above.	105

3.	Filings necessary to update record ownership of all material Intellectual Property of the Borrower or any Subsidiary that is registered in a foreign jurisdiction in the name of a Person other than the Borrower or such Subsidiary to reflect ownership thereof in the name of the Borrower or such Subsidiary shall be made; provided, however, that if any of the foregoing cannot reasonably be accomplished within the specified time period, the Collateral Agent will consider in good faith a request from the Borrower to extend such time period.	120

4.	Satisfaction of Collateral and Guarantee Requirement with respect to all Intellectual Property referred to in Item 3, above.	150

5.	All material Intellectual Property of Baan International B.V. shall be transferred to Baan Global B.V. and all filings necessary to update record ownership of all material registered Intellectual Property of any such Subsidiary to reflect ownership thereof by Baan Global B.V. shall be made; provided, however, that if any of the foregoing cannot reasonably be accomplished within the specified time period, the Collateral Agent will consider in good faith a request from the Borrower to extend such time period.	90

6.	Perfection of the Collateral Agent’s interests in all material Intellectual Property of a Loan Party located or registered in The Netherlands and/or the United Kingdom, including, if necessary or advisable (based on the advice of local legal counsel), the entering into of Foreign Intellectual Property Agreements; provided, however, that if any of the foregoing cannot reasonably be accomplished within the specified time period, the Collateral Agent will consider in good faith a request from the Borrower to extend such time period.	90

7.	Satisfaction of paragraph (b) of the definition of Collateral and Guarantee Requirement, including, for the avoidance of doubt, the following legal opinions in form and substance reasonably	90

	satisfactory to the Collateral Agent:

	• Opinions of Baker & McKenzie LLP with respect to each such Foreign Pledge Agreement.

	• Opinion of Walkers with respect to the pledge by SSA Caribbean of the stock of Baan Global B.V., in accordance with the terms of the Credit Agreement.

8.	The Borrower will use its best efforts to terminate each Lien on the bank accounts set forth on Schedule 6.02 to the Credit Agreement and to file terminations for the UCC-1 financing statements set forth on Schedule 6.02 to the Credit Agreement, in each case unless otherwise agreed between the Administrative Agent and the Borrower.	90

9.	Delivery of all stock certificates and undated stock powers of Foreign Subsidiaries to the extent (x) required under the Loan Documents and (y) not delivered on or prior to the Effective Date.	90

10.	Receipt by the Borrower of a legal opinion of Schulte Roth & Zabel LLP in form and substance reasonably satisfactory to the Collateral Agent in respect of each Deposit Account Control Agreement entered into pursuant to the Guarantee and Collateral Agreement with respect to deposit accounts existing on the Effective Date.	60